UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT,
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):  May 2, 2013

CHYRON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York	01-09014	11-2117385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Hub Drive
Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (631) 845-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On May 2, 2013, the Company’s Board of Directors approved a reorganization plan to reduce operating expenses while maintaining its focus on strategic initiatives, and on that date the Company reduced the size of its workforce by 20 employees.

Conditioned on the execution of a release of potential claims within a time period set by the Company, all employees whose employment was terminated as part of the workforce reduction will be provided with severance pay and benefits, as well as an adjustment in the terms of their stock option and/or restricted stock unit (“RSU”) equity awards outstanding on their termination date. The affected employees’ stock option awards will be amended to permit those awards to vest on June 24, 2013, if unvested at their termination date, regardless of performance conditions if any in the original award, and the expiration date for exercise of the stock options will be extended to last through the end of the original term of the stock option, usually ten years from date of grant, rather than expiring ninety days after the employee’s termination date as stated in the original awards. The affected employees’ RSU awards will be modified to state that they will vest on June 24, 2013 if the former employee returns his or her properly executed release of potential claims by the date set by the Company.

The Company estimates that the staff reductions and related operating expenses will result in annual savings of approximately $3.0 million in cash operating expenses beginning in the third quarter of 2013. The Company estimates that the severance pay and benefits expense will amount to approximately $0.6 million, and costs relating to the changes in the equity awards will amount to approximately $0.35 million, which the Company will record as an expense in the second quarter of 2013. Of the $0.35 million, $0.28 million would have been recognized for the terminated employees as expense upon early vesting of their equity awards in connection with the planned acquisition of Hego AB, scheduled for later this month, so the net expense resulting from the adjusted equity awards treatment for the terminated employees is $0.07 million. The severance pay and benefits will result in cash payments primarily in the second quarter of 2013, with the remainder in the third quarter of 2013, depending on when affected employees return their releases of potential claims. Except for a cash expense of approximately $15 thousand for payment of taxes upon net settlement of the RSUs upon their vesting, the expenses related to the changes in the equity awards are a non-cash expense. Additionally, due to the number of Company pension plan participants affected by the workforce reduction, curtailment accounting applies with respect to the Company’s pension plan. The Company’s estimate of the financial impact of the curtailment accounting calculations is a de minimis credit to earnings in the second quarter of 2013, and a reduction in the Company’s net periodic pension cost, preliminarily estimated to be approximately $88 thousand in each of the third and fourth quarters of 2013, and continued lower net periodic pension cost in subsequent years. The Company does not anticipate any further expenses or cash payments related to the workforce reduction other than those described above. The estimated savings and costs noted above are subject to a number of assumptions.  Actual results and experience may differ materially as a result of various important factors, most importantly how many employees return properly executed releases of potential claims and the timing of return of those documents. The Company may incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the workforce reduction and resultant changes to operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CHYRON CORPORATION

By:	/s/ Jerry Kieliszak
Name:	Jerry Kieliszak
Title:	Senior Vice President and
Chief Financial Officer

Date:  May 6, 2013